Exhibit 1.1

The Children’s Internet Holding Company, LLC

4400 Fair Oaks Blvd.	5150 Fair Oaks Blvd.
Building B	Suite 101-332
Sacramento, CA 95864	Carmichael, CA 95608
Tele: (916) 612.1842	Tele: (916) 283.4164
Fax: (916) 487.9435	Fax: (916) 487.9435

CONFIDENTIAL

Amendment No. 1 to
Definitive Interim Stock Purchase Agreement
The Children’s Internet, Inc.

The Children’s Internet, Inc., a Nevada corporation, symbol CITC.OB, with its principal place of business at 110 Ryan Industrial Ct., Suite 9, San Ramon, CA 94583 (the “Company”) and The Children’s Internet Holding Company, LLC, a Delaware limited liability company (“TCI Holding”) hereby enter into this Amendment No. 1 to Definitive Interim Stock Purchase Agreement (the “Amendment”) effective as of August 9, 2007 (the “Effective Date”).

Interim Agreement: Means the Definitive Interim Stock Purchase Agreement entered into by the parties as of June 15, 2007 (the “Interim Agreement”). The terms and conditions of the Interim Agreement shall remain binding on the parties, unless explicitly amended as provided in this Amendment.

Defined Terms: Unless otherwise provided, all defined terms in this Amendment shall have the meaning ascribed to them in the Interim Agreement.

Release of TCI Holding Initial Deposit: TCI Holding has placed in escrow the amount of $300,000, referred to herein as the “TCI Holding Initial Deposit.” Upon the execution of this Amendment, the parties agree that they will take all necessary action to cause the release of (i) $150,000 of the TCI Holding Initial Deposit (the “Early Escrow Release”) to the Company and (ii) the balance to TCI Holding. The Early Escrow Release shall be treated as an advance against the purchase price to be paid to the Company for the shares of common stock to be sold to TCI Holding by the Company. Upon receipt of the Early Escrow Release hereunder, the Company shall waive any further rights to the TCI Initial Deposit under the Interim Agreement or any other claim.

Use of Early Escrow Release: The Company shall use the Early Escrow Release funds solely to pay the creditors listed on Schedule A hereto and in the amounts listed on Schedule A hereto. The Company shall, promptly upon such payment, provide to TCI Holding evidence of such payment. The Early Escrow Release funds shall be disbursed to the listed creditors within one (1) business day after receipt of such funds by the Company. Any payment not made to a creditor listed on Schedule A will be deemed an Event of Default by the Company under the Interim Agreement.

Events of Default: If TCI Holding commits an Event of Default under the Interim Agreement or the Final Agreement that results in the failure of the parties to close the Stock Issuance Transaction, then the Company shall retain the Early Escrow Release. If the Company commits an Event of Default under the Interim Agreement or the Final Agreement that results in the failure of the parties to close the Stock Issuance Transaction, then the Company shall, within thirty (30) days of being notified by TCI Holding of such Event of Default, repay the Early Escrow Release to TCI Holding. If no Event of Default has occurred under the Interim Agreement or Final Agreement and the parties agree not to engage in the Stock Issuance Transaction, then TCI Public shall repay the Early Escrow Release to TCI Holding within thirty (30) days of such agreement.

SEC Settlement: The paragraph in the Interim Agreement entitled “SEC Approval” is deleted in its entirety and is replaced by the following:

It shall be a condition to the consummation of the transactions contemplated hereby that the Company shall have entered into a settlement in principle with the Securities and Exchange Commission which, in the sole discretion of TCI Holding, is sufficient to remove the Company as a defendant in the litigation currently being prosecuted by the SEC against the Company and certain other entities and individuals.

Governing Law: This Amendment shall be governed by and construed and enforced in accordance and subject to the laws of the State of California.

Counterparts: Any number of counterparts to this Amendment may be executed and each such counterpart shall be deemed an original but all counterparts shall constitute but one agreement.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, the parties hereto have executed and made effective this Amendment as of the date first set forth above.

TCI HOLDING COMPANY, LLC.		THE CHILDREN’S INTERNET, INC.

	/s/ Richard J. Lewis III		/s/ Sholeh Hamedani
By:	Richard J. Lewis III,	By:	Sholeh Hamedani, CEO
Managing Member

ACKNOWLEDGED AND CONSENTED TO BY:

TWO DOG NET, INC.		SHADRACK FILMS, INC.

	/s/ Nasser Hamedani		/s/ Sholeh Hamedani
By:	Nasser Hamedani, CEO	By:	Sholeh Hamedani, CEO